Exhibit 99.1

Simulations Plus

Integrating Science and Software

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renée Bouché	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

December 7, 2012

Simulations Plus Reports Preliminary Revenues for

First Fiscal Quarter FY2013

Revenues Increase 1.9% for New Record 1st Quarter

LANCASTER, CA, December 7, 2012 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of consulting services and software for pharmaceutical discovery and development, today released preliminary revenues for its first fiscal quarter of fiscal year 2013, ended November 30, 2012 (1QFY13).

Ms. Momoko Beran, chief financial officer of Simulations Plus, stated, “In accordance with our policy to release timely financial information to our shareholders, we are releasing preliminary revenues for 1QFY13. Net income will not be known until income taxes have been determined and our auditors review our Quarterly Report on Form 10-Q. We expect to file our 10-Q with the U.S. Securities and Exchange Commission on or before the January 14, 2013 deadline.”

Preliminary results for the quarter:

•	This was the Company’s 21st consecutive profitable quarter, and the 43rd of the last 45 quarters
•	Preliminary revenues increased to $2.290 million, compared to $2.248 million in 1QFY12
•	This represents an increase of 1.9% over 1QFY12 and is a new record 1st quarter
•	Approximately 11% of revenues came from new software licenses
•	Approximately 9% of revenues came from consulting studies and collaborations
•	Cash as of November 30, 2012 was $11.4 million

Walt Woltosz, chairman and chief executive officer of Simulations Plus, said, “Fiscal year 2013 has had a somewhat bumpy start but, with the combined revenues from new software licenses and consulting services more than offsetting approximately $450,000 in software licenses that were not renewed due to facility closures and consolidations, we have set yet another record for first fiscal quarters and quarter-over-quarter result. We remain financially very strong, with our cash at nearly $11.5 million after paying out over $3 million in dividends in the past year and $1.1 million in taxes last month, and we continue to have no debt.”

Investor Conference Presentation

The Company’s chairman and chief executive officer, Walt Woltosz, will be presenting at the Sidoti Semi-Annual Micro-Cap Conference taking place on January 7, 2013, at New York City’s Grand Hyatt Hotel. Mr. Woltosz will be presenting at 11:20 a.m., and he will also be available for one-on-one meetings throughout the day.

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. For more information, visit our Web site at www.simulations-plus.com.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software products and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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